UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2007

Solomon Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50532	52-1812208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 L & R Industrial Boulevard
Tarpon Springs, Florida 34689
(Address of principal executive offices, zip code)

Registrant's telephone number, including area code: (727) 934-8778

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statements:

Some of the statements in this report are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions that are not statements of historical fact. You can identify these statements by the following words:

- "may"
- "will"
- "should"
- "estimates"
- "plans"
- "expects"
- "believes"
- "intends"

and similar expressions. We cannot guarantee our future results, performance or achievements. Our actual results and the timing of corporate events may differ significantly from the expectations discussed in the forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements. Potential risks and uncertainties that could affect our future operating results include, but are not limited to, the risks described in our Annual Report on Form 10-KSB for the year ended December 31, 2006.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Solomon Technologies, Inc. (the “Company”) has not made the monthly redemption payment due on July 1, 2007 under its Variable Rate Self-Liquidating Senior Secured Convertible Debentures due March 18, 2008 (the “Debentures”). The Company issued an aggregate of $5,350,000 aggregate principal amount of Debentures in a private placement on January 22, 2007.

Under the terms of the Debentures, on the first of each month beginning June 1, 2007, the Company is required to redeem 1/10th of the face value of the Debentures plus accrued and unpaid interest in cash or, at the Company’s election, with shares of Company common stock. The Company’s ability to pay the redemption price in shares of common stock is subject to specified conditions, including the existence of an effective registration statement covering the resale of the shares issued in payment of the redemption amount and certain minimum trading volumes in the common stock. Any common stock delivered in satisfaction of an amortization payment will be valued at 82.5% of the average of the daily volume weighted average price of the applicable shares for the 10 trading days prior to the amortization payment. The Company filed a registration statement for shares to be issued upon conversion or redemption of the Debentures in February 2007 and the registration statement was declared effective on May 14, 2007. The Company made the initial redemption payment, due June 1, 2007, in shares of common stock. However, there were an insufficient number of shares of common stock remaining available under the registration statement to issue shares in payment of the redemption payment that was due on July 1, 2007, in a timely manner, and the Company has insufficient capital resources to make the redemption payment in cash.

The Company’s obligations under the Debentures are secured by a security interest in substantially all of its assets pursuant to a Security Agreement dated as of January 17, 2007, between it and the purchasers of the Debentures.

The Company’s failure to make the redemption payment when due is a default under the terms of the Debentures. The unpaid portion of that redemption amount will begin to accrue interest at an annual rate of 15% (or the maximum permitted by law, if lower) beginning 5 days after date that the redemption amount became due and continuing through the date of repayment of the redemption amount (but only if the holders ultimately elect to accelerate the Debentures). Further, at the election of the holders to accelerate the Debenture, the outstanding principal amount and accrued interest will become due at the Mandatory Default Amount (generally, the sum of (i) the greater of (A) 130% of the outstanding principal amount of the Debentures, plus all accrued and unpaid interest thereon, or (B) the outstanding principal amount of the Debentures, plus all accrued and unpaid interest thereon, divided by the conversion price of the Debentures multiplied by the volume weighted average price of Solomon’s common stock on the date the Mandatory Default Amount is either (x) demanded or otherwise due or (y) paid in full, whichever has a higher volume weighted average price, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of the Debentures).

In connection with the sale of the Debentures, the Company and the purchasers of the Debentures entered into a Registration Rights Agreement under which, among other things, the Company agreed to file a new registration statement within 30 days after determining that the shares covered by any existing registration statements are insufficient to permit the sale of all shares that may be issued upon redemption or conversion of the Debentures and exercise of the warrants issued to the purchasers of the Debentures. The Company is required to cause such new registration statement to be declared effective within 60 days after making such determination. The Company will be subject to certain monetary penalties if the registration statement is not filed or does not become effective on a timely basis. The penalties are generally equal to 2% of the aggregate purchase price paid for the Debentures then held by the purchasers. If the penalties are not paid in full within 10 days after the date payable, the Company will be liable for interest on the unpaid penalties at a rate of 15% per annum, accruing daily. The penalties may not exceed 2% of the aggregate Subscription Amount of the purchasers in any 30-day period and the maximum aggregate liquidated damages payable to a purchaser is 24% of the aggregate subscription amount paid by such holder. These penalties may already have begun to accrue.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLOMON TECHNOLOGIES, INC. (Registrant)

Dated: July 6, 2007	By:	/s/ Gary G. Brandt
Gary G. Brandt
Chief Executive Officer